                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))


                            PAINE WEBBER GROUP INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                            PAINE WEBBER GROUP INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

                            Paine Webber Group Inc.

                                   NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS


                                                                  March 31, 2000


To the Stockholders of Paine Webber Group Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Paine Webber Group Inc. ("PW") will be held on Thursday, May 4, 2000 at 10:00 a.m., in the PaineWebber Building, 1000 Harbor Boulevard, Weehawken, New Jersey 07087, to consider and vote upon the following matters:

      1. The election of 5 directors to the Board of Directors to hold office for a term of 3 years.

      2. The approval to amend the Restated Certificate of Incorporation of PW to authorize the issuance of up to 150,000,000 shares of Non-Voting Common Stock, par value $1.00 per share (the "Non-Voting Common Stock), of PW.

      3. The ratification of the selection by the Board of Directors of Ernst & Young LLP as PW's independent public accountants for the 2000 fiscal year.

      4. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     Holders of PW Common Stock of record at the close of business on March 9, 2000 are entitled to notice of and to vote as set forth in the Proxy Statement at the Annual Meeting and any adjournment thereof.

                                             By order of the Board of Directors,

                                                     Theodore A. Levine
                                                      Secretary

1285 Avenue of the Americas
New York, New York 10019

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                            PAINE WEBBER GROUP INC.

                          1285 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019

                                PROXY STATEMENT

To the holders of Paine Webber Group Inc. Common Stock:

                            SOLICITATION OF PROXIES


     This Proxy Statement is being furnished to the stockholders of Paine Webber Group Inc., a Delaware corporation ("PW" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of PW (the "Board of Directors") for use at the Annual Meeting of Stockholders to be held on Thursday, May 4, 2000, at 10:00 a.m., in the PaineWebber Building, 1000 Harbor Boulevard, Weehawken, New Jersey 07087 (the "Annual Meeting"), and at any adjournment or postponement thereof. The Annual Report of PW, including the financial statements for the fiscal year ended December 31, 1999, is being furnished to stockholders together with this Proxy Statement, and mailing to stockholders is expected to begin on or about April 1, 2000.


     Each stockholder is encouraged to vote on all the matters to be acted upon at the Annual Meeting by marking the enclosed Proxy Card as desired or vote your shares online or by telephone according to instructions on the proxy card. If properly executed and received in time for the meeting, the Proxy Card will be voted in accordance with the choices specified. Where a signed Proxy Card is returned, but a choice is not made, the shares will be voted FOR (i) the election as directors of PW of the persons named under "Election of Directors" in this Proxy Statement; (ii) the approval to amend the Restated Certificate of Incorporation of PW to authorize the issuance of up to 150,000,000 shares of Non-Voting Common Stock of PW; and (iii) the ratification of the selection of Ernst & Young LLP ("Ernst & Young")as PW's independent public accountants for the 2000 fiscal year. If any other business is properly brought before the meeting (which management does not expect to occur), the shares will be voted in accordance with the judgment of the proxies voting them.

     The execution of a Proxy Card will not affect a stockholder's right to attend the Annual Meeting and vote in person. A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by filing with the Secretary of PW an instrument revoking it or a duly executed Proxy Card bearing a later date.

     All expenses involved in the solicitation of proxies by the Board of Directors will be paid by PW and will include reimbursement of brokerage firms and others for expenses in forwarding proxy solicitation material to the beneficial owners of shares of PW Common Stock. The solicitation of proxies will occur primarily by mail but may include telephone or oral communications by regular employees of PW and PW's major operating subsidiaries, PaineWebber Incorporated ("PWI") and Mitchell Hutchins Asset Management Inc., acting without special compensation.

                        VOTE AND PRINCIPAL STOCKHOLDERS

     As of the close of business on March 9, 2000 (the "Record Date"), there were outstanding 145,479,208 shares of PW Common Stock, par value $1.00 per share (excluding treasury shares). The PW Common Stock is entitled to one vote for each share held by the stockholder of record on the Record Date.

     The presence, in person or by proxy, of a majority of the outstanding shares of PW Common Stock is required for a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes (as hereinafter defined) are counted for purposes of determining the presence or absence of a quorum, except for the election of directors. The affirmative vote of the holders of a majority of the shares of PW Common Stock is necessary for the approval to amend the Restated Certificate of Incorporation of PW. The affirmative vote of a majority of the shares of PW Common Stock present in person or by proxy at the Annual Meeting is necessary for the ratification of the selection of Ernst & Young as PW's independent public accountants for the 2000 fiscal year. The election as directors of PW of the persons named under "Election of Directors" in this Proxy Statement require a plurality of votes cast. Abstentions from voting on the approval to amend the

Restated Certificate of Incorporation of PW and the ratification of the selection of the independent public accountants will have the same effect as a vote against such matter. With regard to the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees; votes that are withheld will be excluded entirely from the vote and will have no effect. Broker non-votes on the ratification of the selection of the independent public accountants will have no impact on such matters since they are not considered "shares present" for voting purposes.

     As of the Record Date, PWI held of record for approximately 18,615 of its customers, including officers and directors of the Company, 18,555,418 shares of PW Common Stock (constituting approximately 12.7% of the then outstanding shares of PW Common Stock).

     The following table sets forth certain information regarding each person or group known to the Company to own beneficially more than 5% of any class of PW's voting stock as of December 31, 1999.*

                                                                     AMOUNT AND NATURE
                            NAME AND ADDRESS                           OF BENEFICIAL      PERCENT OF
     TITLE OF CLASS         OF BENEFICIAL OWNER                          OWNERSHIP          CLASS
     --------------         -------------------                      -----------------    ----------
Common Stock                General Electric Company                     31,523,600(1)       21.7%
                            260 Long Ridge Road
                            Stamford, Connecticut 06927
                            The Yasuda Mutual Life Insurance             11,258,022(2)        7.7
                            Company
                            9-1, Nishishinjuku
                            1-chome, Shinjuku-ku
                            Tokyo 169-92 Japan

------------------
(1) As of August 6, 1997, PW, General Electric Company ("GE") and General Electric Capital Services, Inc. ("GECS") entered into a Share Purchase Agreement pursuant to which PW issued to GECS 23,250,000 shares of PW Common Stock as part of the consideration for the purchase by PW of all the outstanding voting stock of Kidder Peabody & Co. Incorporated, the principal asset of which consisted of PW Common Stock acquired by GE in connection with the sale of certain assets and businesses of Kidder, Peabody Group Inc, ("KPG") to PW in 1994. The principal effect of the transaction was the repurchase of 9,000,000 shares of PW Common Stock. On December 4, 1997, GECS converted 1,000,000 shares of PW's 6% Cumulative Convertible Redeemable Preferred Stock, Series A (the "Series A Preferred Stock") into 8,273,600 shares of PW Common Stock. Pursuant to an Amended and Restated Stockholders Agreement dated August 6, 1997 among the Company, GE, GECS, General Electric Capital Corporation ("GECC") and KPG (GE, GECS, GECC and KPG being collectively referred to as the "GE Shareholder"), the GE Shareholder has agreed to vote their shares with respect to certain matters in accordance with the recommendations of PW's Board of Directors, or in the event such agreement is held invalid or in violation of New York Stock Exchange policy, in the same proportion as PW's other holders of voting securities. In connection with this year's Annual Meeting, this voting requirement will apply to the election of directors, the approval to amend the Restated Certificate of Incorporation of PW and the ratification of the selection of Ernst & Young as PW's independent public accountants for the 2000 fiscal year.

(2) Pursuant to the Amended Investment Agreement dated as of November 3, 1992, between The Yasuda Mutual Life Insurance Company ("Yasuda") and PW (the "Investment Agreement"), Yasuda has agreed to vote its shares with respect to certain matters either in accordance with the recommendations of PW's Board of Directors or in the same proportion as PW's unaffiliated holders of voting securities. In connection with this year's Annual Meeting, this voting requirement will apply to the election of directors, the approval to amend the Restated Certificate of Incorporation of PW and the ratification of the selection of Ernst & Young as PW's independent public accountants.
------------------
  * The table above does not include 12,082,375 shares of PW Common Stock (8.3% of class outstanding) held, as of December 31, 1999, by a trustee under the Company's 401(k) Plus Plan for the benefit of the Company's employees.

                            I. ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes with staggered terms so that the term of one class expires at each annual meeting of stockholders. The class whose term will expire at the Annual Meeting currently consists of five directors. Management proposes the election of the nominees named hereafter to hold office for a term of 3 years, ending at the 2003 Annual Meeting. Each of the nominees is currently a director of PW. The eight remaining directors will continue to serve in accordance with their previous election. In the event any nominee is unable or declines to serve, which the Board does not anticipate, it is intended that the proxies will be voted for the balance of those named and for such substitute nominee(s) as the Nominating Committee of the Board may designate, unless the Board has taken prior action to reduce its membership.

               INFORMATION CONCERNING THE NOMINEES AND DIRECTORS
           THE FOLLOWING INFORMATION IS PROVIDED CONCERNING DIRECTORS
            OF PW, INCLUDING THE NOMINEES FOR ELECTION AS DIRECTORS.
                               ------------------

                       NOMINEES FOR TERM EXPIRING IN 2003

     E. GARRETT BEWKES, JR., 73, is a private investor. He was a consultant to PW from February 15, 1989 to December 31, 1995 and has recommenced service as a consultant to PWI effective May 1, 1999. Prior thereto he was the Chairman of the Board, President and Chief Executive Officer of American Bakeries Company from 1982 to December 23, 1988. Mr. Bewkes is also Chairman of the Board and a director or trustee of PaineWebber Cashfund, Inc., PaineWebber America Fund, PaineWebber Olympus Fund, PaineWebber Managed Investments Trust, PaineWebber Managed Municipal Trust, PaineWebber Investment Series, PaineWebber Investment Trust, PaineWebber Investment Trust II, Liquid Institutional Reserves, PaineWebber Municipal Series, PaineWebber Municipal Money Market Series, PaineWebber Master Series, Inc., Mitchell Hutchins Series Trust, PaineWebber Financial Services Growth Fund Inc., PaineWebber Mutual Fund Trust, PaineWebber RMA Money Fund, Inc., PaineWebber RMA Tax-Free Fund, Inc., PaineWebber Managed Assets Trust, All-American Term Trust Inc., Insured Municipal Income Fund Inc., Managed High Yield Fund Inc., PaineWebber Securities Trust, Global Small Cap Fund Inc., Global High Income Dollar Fund Inc., 2002 Target Term Trust Inc., Investment Grade Municipal Income Fund Inc., Strategic Global Income Fund, Inc., PaineWebber PACE Select Advisors Trust, Mitchell Hutchins Portfolios, PaineWebber Index Trust, Mitchell Hutchins Institutional Series and Managed High Yield Plus Fund Inc. Mr. Bewkes is currently a director of Interstate Bakeries Corporation, PW Technology Partners, L.P. and PW After-Tax Partners, LP. Mr. Bewkes became a director of PW in 1987.

     FRANK P. DOYLE, 69, is Executive Vice President (retired) of General Electric Company. He was Executive Vice President from July 30, 1992 to December 31, 1995 and was a Senior Vice President from 1981 to July, 1992. Mr. Doyle is also a director of Compaq Computer Corporation, Roadway Corporation and US Office Products Company. Mr. Doyle became a director of PW in December 1994.

     NAOSHI KIYONO, 57, is a Senior Managing Director and Chief Investment Officer of Yasuda, whose principal business is underwriting and marketing life insurance. He was a Managing Director and General Manager, International Investment Department of Yasuda from April 1, 1995 to March 31, 1999, and was a Director from July 1991 to March, 1995 and the General Manager, Securities Investment Department from April, 1990 to March 31, 1999. Mr. Kiyono became a director of PW in March, 1995.

     EDWARD RANDALL, III, 73, is a private investor. He was associated with Duncan, Cook & Co. (financial services) from 1985 to July 14, 1990. He was the Chairman of the Board of Rotan Mosle Financial Corp. from 1977 to August, 1985 and was Chief Executive Officer from 1977 to January 1984. Mr. Randall is also a director of EOG Resources, Inc., Kinder Morgan, Inc. and EcOutlook.com, Inc. Mr. Randall became a director of PW in 1983.


     KEN-ICHI SEKIGUCHI, 51, is a Director and General Manager, Financial Planning Department of Yasuda, positions he has held since July 1, 1999 and April 1, 2000 respectively. He was General Manager, International Investment Department of Yasuda from April 1996 to April 1997, General Manager, Global Investment Department from April 1, 1997 to April 1, 2000 and a General Manager, Aomori Branch from April 1994 to March 1996. Mr. Sekiguchi became a director of PW in March, 1999.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

                             TERM EXPIRING IN 2001

     JOHN R. TORELL III, 60, has been Chairman of Torell Management Inc. (private investment company) since 1990. He was Chairman of the Board of Fortune Bancorp from 1990 to 1994, Chairman of the Board, President and Chief Executive Officer of CalFed, Inc. (savings and loan) from 1988 to 1989, and President of Manufacturers Hanover Corp. from 1982 to 1988. Mr. Torell is a director of American Home Products Corp., Heartland Technologies Inc. and US WEB/CKS Inc. Mr. Torell became a director of PW in 1997.

     ROBERT M. LOEFFLER, 76, is a retired attorney and was Of Counsel to the law firm of Wyman, Bautzer, Kuchel & Silbert from August 1, 1987 to March 15, 1991. He was Chairman of the Board, President and Chief Executive Officer of Northview Corporation from January, 1987 to December, 1987 and a partner in the law firm of Jones, Day, Reavis & Pogue until December, 1986. Mr. Loeffler is also a director of Advanced Machine Vision Corp. and Reading Entertainment Inc. Mr. Loeffler has been a director of PW since 1978.

     HENRY ROSOVSKY, 72, is Professor Emeritus at Harvard University. Previously, he was the Lewis P. and Linda L. Geyser University Professor at Harvard University from 1984 to 1996. From 1973 to June 1984 he served as Dean of the Faculty of Arts and Sciences at Harvard University. Mr. Rosovsky is also a director of The Japan Fund, Inc. Mr. Rosovsky became a director of PW in 1984.

     REGINA A. DOLAN, 45, is Senior Vice President and Chief Administrative Officer of PW and Executive Vice President and Chief Administrative Officer of PWI. Ms. Dolan joined the Company in October, 1992 as Senior Vice President and Director of Finance and Controls and was named Senior Vice President and Chief Financial Officer of PWI and Vice President and Chief Financial Officer of PW in February, 1994. She was Chief Financial Officer of PW and PWI until November 15, 1999. She became Executive Vice President in September, 1994 and Chief Administrative Officer in October, 1997 of PWI and Senior Vice President of PW in October, 1997. Prior to joining PW, Ms. Dolan was a partner of Ernst & Young LLP where she headed the firms securities industry practice. Ms. Dolan became a director of PW on May 7, 1998.

                             TERM EXPIRING IN 2002

     DONALD B. MARRON, 65, is the Chairman of the Board of Directors and Chief Executive Officer of PW. He has been Chairman of the Board of PW since July 1981 and Chief Executive Officer since June 1980. Mr. Marron was President of PW from July, 1977 to March 1, 1988. Mr. Marron is also Chairman of the Board and Chief Executive Officer of PWI. Mr. Marron became a director of PW in 1977.

     RETO BRAUN, 58, is the Chairman of the Board and Chief Executive Officer of The Fantastic Corporation. He was Chief Executive Officer of Swiss Post from June 1998 to January 31, 2000. He was a private investor from October 1997 to September 1998. Prior thereto he was the Chairman of the Board, President and Chief Executive Officer of Moore Corporation Limited, a business information company. Mr. Braun was President and Chief Executive Officer of Moore Corporation Limited from September, 1993 to October 22, 1997 and Chairman of the Board from April 1995 to October 22, 1997. Prior thereto he was President and Chief Operating Officer of Unisys Corporation from 1991 to September, 1993 and Executive Vice President thereof from 1990 to 1991. Mr. Braun became a director of PW in 1994.

     JAMES W. KINNEAR, 72, was President and Chief Executive Officer of Texaco Inc. from January, 1987 to April, 1993. Mr. Kinnear is also a director of Corning Inc. and Saudi Arabian Oil Company. Mr. Kinnear became a director of PW in 1994.

     JOSEPH J. GRANO, JR., 52, is the President of PWI. He has been President of PWI since December, 1994. Prior thereto he was President of Retail Sales and Marketing for PWI from February 29, 1988 to December, 1994. Mr. Grano became a director of PW in 1993.

     In addition to the foregoing, Yuji Oshima, Chairman of Yasuda, serves as a non-voting senior advisor to the Board of Directors of PW.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Executive Committee meets to act on matters when the Board is not in session. Members of this Committee are Messrs. Marron (chairman), Bewkes, Doyle and Loeffler, and it met five times during fiscal 1999.

     The Audit Committee reviews internal and external audit procedures of the Company. Members of this Committee are Messrs. Torell (chairman), Braun, Doyle, Kinnear, Kiyono and Loeffler, and it met four times during fiscal 1999.

     The Nominating Committee recommends (i) nominees for the Board of Directors as well as committees of the Board, and (ii) senior officers of the Company. Members of this Committee are Messrs. Randall (chairman), Bewkes and Rosovsky, and it met four times in fiscal 1999. The Nominating Committee also considers nominees for the Board of Directors recommended by stockholders. Those wishing to submit recommendations should write to the Secretary of PW at 1285 Avenue of the Americas, New York, New York 10019. PW's By-Laws require that written notice of the intent to make a nomination at a meeting of stockholders must be received by the Secretary of PW not later than (i) 90 days in advance of an annual meeting of stockholders, or (ii) the close of business on the seventh day following the date on which notice of a special meeting of stockholders for the election of directors is first given to stockholders. The notice must contain:
(i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of PW's stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each proposed nominee been nominated by the Board of Directors; and (v) the consent of each proposed nominee to serve as a director of PW if so elected.

     The Compensation Committee is responsible for establishing and administering the compensation policy and program of, among others, the key policy-making executive officers of the Company, some of whom are also directors of PW. The Compensation Committee also establishes, administers and periodically monitors generally applicable employee benefit and compensation plans of PW. Members of this Committee are Messrs. Doyle (chairman), Braun, Loeffler and Torell and it met six times in fiscal 1999.

     The Public Policy Committee is responsible for approving, subject to Board approval, the process for political and charitable contributions by PaineWebber and advising on matters regarding PaineWebber's support of other philanthropic causes. Members of this Committee are Messrs. Rosovsky (chairman), Bewkes and Marron, and it met four times in fiscal 1999.

     The Board of Directors of PW met five times during fiscal 1999. During his tenure on the Board in fiscal 1999, each incumbent director attended more than 75% of the aggregate of the total number of meetings of the Board of Directors and of meetings held by all committees of the Board of Directors on which he served except Mr. Kiyono.

CERTAIN ARRANGEMENTS WITH DIRECTORS

     Pursuant to the Investment Agreement between Yasuda and PW, Messrs. Kiyono and Sekiguchi were designated by Yasuda and elected to the PW Board of Directors. PW has agreed that, so long as Yasuda owns directly or indirectly a specified minimum investment in PW, it will use its best efforts to cause at least one-sixth of its Board of Directors to consist of persons designated by Yasuda. Pursuant to the Amended Stockholders Agreement between the GE Shareholder and PW, Mr. Doyle was designated by GE and elected to the PW Board of Directors. PW has agreed that, as long as GE owns a specified minimum investment in PW, GE will have the right to designate one person as a member of the PW Board. In the event that designee ceases to serve as a director for any reason, GE has the right to designate a successor, subject to the approval of the Nominating Committee.

COMPENSATION OF DIRECTORS

     During 1999, directors who were not employees of the Company were paid $40,000 annually. In addition, directors who were not employees of the Company were paid $1,200 for each meeting of the Board of Directors and committees thereof which they attended, plus reasonable expenses relating to attendance at such meetings. The chairman of each committee also received compensation at a rate of $15,000 per year. In addition, non-employee directors may participate in the Company's medical plans that are available to all employees.

     The Company has a deferred compensation plan for non-employee directors. Under the plan, non-employee directors may elect prior to January 1 of any year to defer any or all of their compensation. Directors' deferred compensation accounts will be credited as of December 31 each year with interest based on the average quarterly balance during the year at a rate equal to the average of the applicable U.S. Treasury Bill rate during each such quarter. Deferred amounts are payable to a director in a lump sum on the February 1st following the plan year in which he ceases to be a director.

     Under the Company's 1994 Non-Employee Directors' Stock Plan, directors of the Company who are not executive officers receive grants of stock options on 22,500 shares of PW Common Stock upon initial election to the Board and a like grant each fifth year commencing 1999, and annual grants of 1,162 shares of PW Common Stock. Such directors may elect to defer some or all of their directors' fees and stock grants in an unfunded deferred compensation account denominated and payable in shares of PW Common Stock.

SECURITY OWNERSHIP

     The following table sets forth the number of shares of PW Common Stock held beneficially by each nominee and director, each executive officer named in the Summary Compensation Table and all nominees, directors and executive officers of PW as a group. Shares owned are stated as of February 4, 2000, as of which date there were outstanding 144,821,587 shares of PW Common Stock. All shares are held directly by the persons shown with sole voting and dispositive power, unless indicated otherwise.

                                                            SHARES OF PW COMMON STOCK
                           NAME                             OWNED BENEFICIALLY (1)(2)
                           ----                             -------------------------
Steven P. Baum (3)(4).....................................            490,851
E. Garrett Bewkes, Jr. (3)................................             57,953
Reto Braun (3)............................................             45,658
Regina A. Dolan (3)(4)....................................            393,840
Frank P. Doyle (3)........................................             47,261
Joseph J. Grano, Jr. (3)(4)...............................            967,970
James W. Kinnear (3)......................................             40,666
Naoshi Kiyono.............................................              1,162
Robert M. Loeffler (3)....................................             31,419
Donald B. Marron (2)(3)(4)................................          2,929,281
Edward Randall, III (2)(3)................................            502,548
Henry Rosovsky (3)........................................             21,145
Ken-ichi Sekiguchi........................................              1,162
Mark B. Sutton (3)(4).....................................            576,735
John R. Torell III(3).....................................             29,237
                                                                    6,136,888
All present nominees, directors continuing in office and
  executive officers as a group, including those named
  above (19 persons)......................................          7,021,171

---------------
(1) No director, nominee or executive officer directly owns 1% or more of PW Common Stock, except Mr. Marron who owns 2.0%. All directors, nominees and executive officers as a group (19 persons) beneficially own 4.8%.

(2) Shares shown for the nominees, directors and named executive officers include an aggregate of 179,015 shares of PW Common Stock as to which direct beneficial ownership is disclaimed. Such shares are beneficially owned in the amounts indicated by the spouses or children of Mr. Marron (2,240), and Mr. Randall (176,775).

(3) Shares shown for the nominees, directors and named executive officers include an aggregate of 3,770,750 shares of PW Common Stock covered by options presently exercisable or becoming exercisable within sixty days, held by Mr. Marron (1,743,750), Mr. Baum (414,750), Mr. Bewkes (22,500), Mr.
    Braun (22,500), Ms. Dolan (336,000), Mr. Doyle (22,500), Mr. Grano
    (711,000), Mr. Kinnear (22,500), Mr. Loeffler (15,000), Mr. Randall
    (22,500), Mr. Rosovsky (15,500), Mr. Sutton (399,750), and Mr. Torell
    (22,500).

(4) Shares shown for the nominees, directors and named executive officers and the aggregate for all present directors, nominees and executive officers as a group include shares as to which they are vested held by a trust under the Company's 401(k) Plus Plan, including the following nominees, directors and named executive officers: Mr. Marron (39,527), Mr. Baum (264), Ms. Dolan (2,016), Mr. Grano (829), and Mr. Sutton (265).

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires PW's directors, certain of its officers and persons who own more than 10% of a registered class of PW's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely upon its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, PW believes that for the fiscal year ended December 31, 1999, all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with.

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors is composed entirely of independent outside directors, none of whom is a current or former officer or employee of the Company or its subsidiaries.

     The Compensation Committee is responsible for establishing and administering the compensation policy and program applicable to the executive officers of PW. The Compensation Committee reviews the compensation of executive officers on an ongoing basis and develops plans that are designed to support PW's business strategies, reflect marketplace practices in a dynamic and intensely competitive industry, and provide cost and tax-effective forms of remuneration. The foundation of PW's executive compensation program is the Company's pay-for-performance policy which, among other things, was designed:

     - to attract and retain the best qualified and most talented executives available in each area of PW's business to lead the organization in the creation of stockholder value,

     - to motivate and reward annual and long-term results achieved by these key employees for PW stockholders based on corporate, business unit and individual performance,

     - to align management's interests with stockholders by increasing key employee ownership of PW stock, and

     - to pay competitively as measured against other companies in the industry.

     In implementing the Company's policy, the Compensation Committee evaluates performance and strategic progress relative to the prior year and over a period of years, rather than considering only a single year when external economic and business conditions may produce results unrelated to management performance. As part of this evaluation, the Compensation Committee also considers competitive performance and pay levels based on a comparative group of financial services companies selected and surveyed by a third-party consulting firm. This comparative group as a whole represents the marketplace in which PW competes for executive talent and was comprised of nine publicly-owned and private companies as of December 31, 1999. Five of the companies in the comparative group make up the Peer Group Index used for the Performance Graph set forth below. The firms excluded from the Peer Group Index were either not publicly-owned at year end, or have a mix of businesses not representative of PW on an overall basis, although various segments are comparable to units of PW. The Compensation Committee's philosophy is to position PW's compensation program between the median and the 75(th) percentile of the comparative group based upon performance, with the opportunity for total remuneration to rise above this level upon achievement of exceptional results.

     As part of its evaluation process, the Compensation Committee considers various quantitative as well as qualitative factors without assigning specific quantifiable or relative weights. These factors include the level, quality, consistency and growth of the earnings and revenues of the Company as well as of the business units for which executive officers are responsible, return on common equity, expense control, balance sheet strength and liquidity, risk profile and the strategic progress of the Company's core businesses. In addition, the individual contributions of each executive officer to the success of the Company are evaluated by the Compensation Committee.

     Based on the above evaluation, executive officer compensation, including that of Mr. Marron, is determined and administered by the Compensation Committee on the basis of total compensation, rather than based on separate free-standing components. Therefore, the total compensation program established by the Compensation Committee is comprehensive and integrates all components including salary, annual cash and equity incentive awards, and longer term equity incentives.

     Salary. Salaries are reviewed annually by the Compensation Committee for appropriateness and adjusted periodically in its judgment based primarily on each individual officer's performance and responsibility level as well as competitive salary levels for similar positions. The salaries of Messrs. Marron and Grano were not increased in 1997, 1998 or 1999. Increases were granted in 1995 to Mr. Marron and to Mr. Grano, who was elected President of PaineWebber Incorporated during 1995, based on their performance and competitive pay levels. Prior to 1995, Mr. Marron's and Mr. Grano's salaries had not been increased since 1989 and 1991, respectively.

     Annual Incentive Awards. In order to continue the grant of highly effective performance-based annual cash and stock incentive awards on a tax-efficient basis, the stockholders previously approved the 1994 Executive Incentive Compensation Plan (the "EICP") to qualify compensation of proxy officers for exclusion from the $1 million limitation on corporate tax deductions under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The 1999 Executive Incentive Compensation Plan was approved by the stockholders of the Company in May 1999. In accordance with and in compliance with Section 162(m) of the Code and the provisions of the EICP, before March 31(st) of the performance year, the Compensation Committee establishes a formula under this plan for the funding of an annual incentive award pool for executive officers based on the Annual Profits (as defined) of the firm and allocates a maximum share in the pool to each participating executive using the total compensation approach discussed above.

     At the end of each year, the Compensation Committee ascertains the firm's Annual Profits (as defined) and the maximum potential award opportunity for each participating executive officer for the performance year. Within this framework, the Committee determines final individual award levels, exercising negative discretion, when appropriate, based on its evaluation of the quantitative and qualitative factors and competitive information outlined above, taking into consideration the value of all components in the executive's compensation package.

     In recognition of 1999 performance, PW's fourth consecutive record year during which net revenues rose to $5.3 billion, earnings per share (diluted) grew 45% and the Company's overall financial strength improved significantly, annual incentives awarded by the Compensation Committee to executive officers were 49.6% higher than the amounts awarded to these individuals in 1998 and ranged from $1.56 million up to $14.14 million. Continuing the Committee's policy of paying a meaningful portion of annual incentive awards in equity, over 24% of annual incentive awards were paid in the form of restricted stock that generally vests pro rata upon completion of each of the following three years of future service.

     The 1999 Executive Incentive Compensation Plan provides for the payment of formula awards based upon Annual Profits as described above. In addition, the 1999 Executive Incentive Compensation Plan incorporates the performance goal provisions in the 1994 Executive Stock Award Plan which were required to be submitted to stockholders to continue to qualify as "qualified performance-based compensation" under Section 162(m)of the Code.

     Long-Term Equity Incentives. The Committee made significant stock option grants under the 1994 Executive Stock Award Plan to executive officers both in recognition of the Company's record 1999 performance and to continue to link a major portion of executive officers' financial interests to the performance of PW's common stock. The size of such annual grants reflects the Compensation Committee's judgment as to the current and potential contribution of the individual executive officer to the current and future profitability of PW and its business units and to the creation of long-term stockholder value.

     The Committee does not consider the existing stock holdings, prior option, restricted stock, and other equity grants or the appreciation thereon when making future equity award determinations, nor does the Committee have a specific policy as to the proportion of total compensation represented by stock options and other long-term equity awards.

     Chief Executive Officer Compensation. Both the quantitative and qualitative criteria referenced above are applied in assessing the performance and determining the compensation of the Chairman and Chief Executive Officer of the Company, who participates in the Company's executive compensation program on the same basis as all other executive officers.

     The Compensation Committee, in setting Mr. Marron's compensation, has taken into account that 1999 was the best year recorded by PW in its 120 year history and the Company's seventh year of record earnings in the last nine years, as well as the outstanding longer term performance of PW under his leadership and its strategic progress. Factors considered by the Compensation Committee include the Company's strength across all business lines with record results in commissions, asset management and investment banking. These results reflect the Chief Executive Officer's commitment to a consistent business strategy, domestic focus and conservative risk profile. As a result of the Chief Executive Officer's successful efforts during 1999, the Compensation Committee believes that PW has performed exceptionally well and continues to be well positioned with high potential for future growth and profitability.

     As noted earlier, Mr. Marron's salary remains unchanged from 1995. His annual incentive award of cash and restricted stock of $14.14 million represented an increase of about 46% from 1998 to 1999, as compared to an decrease of approximately 5% in 1998. As discussed above, Mr. Marron's annual stock option grant of 650,000 shares represented an increase of 30% in shares from his 1998 grant, as compared to a increase of 25% in 1998.

     Tax Considerations. As noted above, the Committee's executive compensation strategy is to be cost and tax effective. Therefore, the Committee's policy is to preserve corporate tax deductions, while maintaining the flexibility to approve compensation arrangements that it deems to be in the best interests of the Company and its stockholders, but that may not always qualify for full tax deductibility.

COMPENSATION COMMITTEE:
Frank P. Doyle, Chairman
Reto Braun
Robert M. Loeffler
John R. Torell III

                             EXECUTIVE COMPENSATION

     The following information sets forth the compensation earned by the Chief Executive Officer of the Company and each of the four most highly compensated executive officers (other than the Chief Executive Officer) of the Company who were serving as executive officers at the end of the fiscal year ended December 31, 1999, for services rendered in all capacities to the Company during the fiscal years indicated below. Stockholders are urged to read the tables in conjunction with the accompanying footnote and explanatory material.

     Table I -- Summary Compensation Table provides a detailed overview of annual and long term compensation for the fiscal years ended December 31, 1999, 1998 and 1997 with respect to the named executives for the years indicated.

     Table II -- Option Grants in Last Fiscal Year -- Individual Grants provides information for the period January 1, 1999 to December 31, 1999 on grants of options by the Company.

     Table III -- Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values Table provides information for the period January 1, 1999 to December 31, 1999 on exercises of stock options pursuant to the Company's Stock Plans and the number and value of previously granted and unexercised stock options held on December 31, 1999.

                         I. SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM COMPENSATION
                                            ANNUAL COMPENSATION                AWARDS
                                       ----------------------------- --------------------------
                                                                      RESTRICTED   SECURITIES
                                                                      STOCK/UNIT   UNDERLYING
                                                                       AWARD(S)      OPTIONS       ALL OTHER
     NAME AND PRINCIPAL POSITION       YEAR    SALARY       BONUS    (1)(2)(3)(4) (# SHARES)(5) COMPENSATION(7)
     ---------------------------       ----    ------       -----    ------------ ------------- ---------------
Donald B. Marron                       1999   $800,000   $10,662,500  $3,473,813     650,000       $603,000(8)
  Chairman of the Board and            1998    800,000     7,287,500   2,380,535     500,000        118,109(6)
  Chief Executive Officer,             1997    800,000     7,662,500   2,478,250     400,000        312,212(6)
  PW and PWI
Joseph J. Grano, Jr.                   1999    450,000     7,362,500   2,393,625     400,000        310,500(8)
  President, PWI                       1998    450,000     5,037,500   1,640,490     325,000          2,400
                                       1997    450,000     5,262,500   1,696,911     250,000        141,590(9)
Steven P. Baum                         1999    500,000     5,112,500   1,657,125     200,000        107,800(8)
  Executive Vice President,            1998    500,000     3,286,250   1,064,456     200,000          2,400
  Director of                          1997    500,000     3,387,500   1,086,520     150,000          2,375
  Capital Markets, PWI
Mark B. Sutton                         1999    250,000     4,325,000   1,399,350     250,000        109,400(8)
  Executive Vice President,            1998    250,000     2,740,625     884,985     200,000          2,400
  President,                           1997    250,000     2,825,000     903,411     150,000        178,032(10)
  Private Client Group, PWI
Regina A. Dolan                        1999    250,000     2,450,000     785,588     125,000         76,200(8)
  Senior Vice President,               1998    250,000     1,325,000     419,361     125,000         16,863(6)
  Chief Administrative Officer, PW     1997    250,000     1,325,000     415,064     100,000         72,214(6)
  Executive Vice President, Chief
  Administrative Officer, PWI

------------
 (1) Amounts shown for 1999 include awards of restricted stock and/or units made in January 2000 for performance in 1999.

 (2) The number and value of restricted stock and/or units held by executive officers named in the table as of December 31, 1999 plus shares granted in 2000 for 1999 performance based on the closing price of PW's Common Stock ($38.8125) on the New York Stock Exchange on December 31, 1999, are as follows: Mr. Marron (245,744 shares -- $9,537,939); Mr. Grano (166,978 shares -- $6,480,834); Mr. Baum (75,838 shares -- $2,943,462); Mr. Sutton
     (92,401 shares -- $3,586,314) and Ms. Dolan (46,421 shares -- $1,801,715).
     The number of shares of restricted stock reported in the table above for the executive officers which will vest in under three years from the date of grant are as follows: Mr. Marron (81,772; 80,914; 52,180 and 30,878 shares vesting in 2000, 2001, 2002 and 2003, respectively); Mr. Grano (54,114; 55,631; 35,957 and 21,276 shares vesting in 2000, 2001, 2002 and
     2003, respectively); Mr. Baum (36,853; 24,255 and 14,730 shares vesting in 2001, 2002, and 2003, respectively); Mr. Sutton (28,773; 30,832; 20,358 and
     12,438 shares vesting in 2000, 2001, 2002 and 2003, respectively); and Ms. Dolan (13,155; 15,548; 10,735 and 6,983 shares vesting in 2000, 2001, 2002 and 2003, respectively).

 (3) On June 30, 1999 Mr. Marron was awarded Restricted Units in lieu of Restricted Stock he had already been awarded. The units settle the same as shares at time of vesting. Restricted Units, as opposed to Restricted Stock, are awarded to anyone who will turn 65 years old during the term of the award.

 (4) Dividends are paid on restricted stock and dividend equivalents are paid on restricted units.

 (5) Amounts shown for 1999 include option grants made in January 2000 for performance in 1999.

 (6) Amounts shown for 1998 and 1997 result from the operation of the terms of the Key Executive Equity Program. Approximately thirty (30) key executives participated in the program as of August 10, 1998 when a call was made to prepay the outstanding debentures on October 12, 1998. This program was terminated on this date following the conversion or redemption of all remaining debentures. These amounts include for 1998 and 1997 respectively:
     (i) interest paid by PW on the participants' bank loans or waived on loans by PW in accordance with the terms of the program (Mr. Marron -- $32,376; $59,812); and Ms. Dolan ($4,047; $7,314) and (ii) forgiveness of a portion of the PW loans to the participants for exceeding preset earnings targets for PW established at the inception of the program (Mr. Marron -- $83,333; $250,000)and Ms. Dolan ($10,416; $62,500). The program was instituted in 1988 to give key executives an incentive linked to the price of PW Common Stock, while requiring such executives to make an investment in PW.

 (7) Amounts for 1999, 1998 and 1997, respectively, consisting of matching contributions made by the Company to accounts of employees under the PaineWebber 401(k) Plus Plan ("401(k) Plan") including, Mr. Marron ($3,000; $2,400; $2,400); Mr. Grano ($3,000; $2,400; $2,375); Mr. Baum ($3,000;
     $2,400; $2,375); Mr. Sutton ($3,000; $2,400; $2,400); and Ms. Dolan
     ($3,000; $2,400; $2,400). Also included in 1999 amounts are defined retirement contributions under the 401(k) Plan made by the Company to Mr. Baum ($4,800); Mr. Sutton ($6,400); and Ms. Dolan ($3,200).


 (8) Amounts include credits for Company contributions to the accounts of the named executives officers under the Deferred Compensation Agreements with each such officer (the "DCAs"). The DCAs are non-qualified defined contribution arrangements that replaced the Supplemental Employee's Retirement Plan as of January 1, 1999, for each such officer. Amounts for 1999 are as follows: Mr. Marron ($600,000); Mr. Grano ($307,500); Mr. Baum ($100,000); Mr. Sutton ($100,000); and Ms. Dolan ($70,000).


 (9) A portion of this amount represents Life Insurance Premiums ($65,533), and the taxable amount on trips ($73,682) for Mr. Grano.

(10) A portion of this amount represents the taxable amount on trips ($175,632) for Mr. Sutton.

     The following table sets forth certain information concerning stock options granted by the Company to the Chief Executive Officer and each of the four most highly compensated executive officers of the Company (other than the Chief Executive Officer) in January 2000 for performance in 1999. The data in the column shown below relating to the hypothetical present values on the date of grant of stock options granted in January 2000 are presented pursuant to Securities and Exchange Commission rules and are calculated under the modified Black-Scholes Model for pricing options. The Company is not aware of any model or formula that will determine with reasonable accuracy a present value for stock options. The actual before-tax amount, if any, realized upon the exercise of stock options will depend upon the market price of PW Common Stock relative to the exercise price per share of PW Common Stock of the stock option at the time the stock option is exercised. There is no assurance that the present value of the stock options reflected in this table will actually be realized.

                    II. OPTION GRANTS IN LAST FISCAL YEAR --
                                INDIVIDUAL GRANTS

                             NUMBER OF      % OF TOTAL
                             SECURITIES       OPTIONS
                             UNDERLYING     GRANTED TO      EXERCISE OR                    GRANT DATE/
                              OPTIONS      EMPLOYEES IN     BASE PRICE    EXPIRATION      PRESENT VALUE
           NAME              GRANTED(1)     FISCAL YEAR      ($/SHARE)       DATE            ($)(2)
           ----              ----------    ------------     -----------   ----------      -------------
D.B. Marron................   650,000          12.05%        $38.1875      1/20/07         $6,190,600
J.J. Grano, Jr.............   400,000           7.42%         38.1875      1/20/07          3,809,600
S.P. Baum..................   200,000           3.71%         38.1875      1/20/07          1,904,800
M.B. Sutton................   250,000           4.63%         38.1875      1/20/07          2,381,000
R.A. Dolan.................   125,000           2.32%         38.1875      1/20/07          1,190,500

---------------
(1) Seven-year non-qualified stock options granted on January 20, 2000 for performance in 1999 will become exercisable three years from the date of grant.

(2) The hypothetical grant date present values are calculated under the modified Black-Scholes Model, which is a mathematical formula used to value options traded on stock exchanges. The assumptions used in hypothesizing the above options grant date present values include the stock's expected volatility of 38.50%, risk-free rate of return of 6.60%, projected dividend yield of 1.26%, projected time to exercise (3.9 years) and projected risk of forfeiture or non-marketability during vesting period (10% per annum).

     The following table sets forth information for the named executive officers of the Company with respect to exercises of stock options during the period January 1, 1999 to December 31, 1999 and unexercised options held as of December 31, 1999:

III. AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                       NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED                 IN-THE-MONEY
                           SHARES                       OPTIONS AT FY-END                  OPTIONS AT FY-END
                         ACQUIRED ON    VALUE     ------------------------------   ---------------------------------
         NAME             EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE(1)    EXERCISABLE     UNEXERCISABLE(1)
         ----            -----------   --------   -----------   ----------------    -----------     ----------------
D.B. Marron                -0-          -0-        1,706,250       1,587,500        $44,798,828        $3,730,469
J.J. Grano, Jr.            -0-          -0-          688,500         997,500         17,200,219         2,317,031
S.P. Baum                  -0-          -0-          396,000         568,750          9,627,250         1,504,297
M.B. Sutton                -0-          -0-          381,000         618,750          9,245,063         1,535,547
R.A. Dolan                 -0-          -0-          321,000         365,000          8,118,188         1,052,500

---------------
(1) Includes securities underlying options granted in January 2000 for performance in 1999.

     PW's Pension Plan. The PW Pension Plan is a "defined benefit" plan under the Employee Retirement Income Security Act of 1974, as amended, under which benefits are determined on the basis of an employee's "career average" of earnings. Generally, all employees of the Company are eligible to participate in PW's Pension Plan. Directors of PW who are employees of the Company may participate, and their benefits are calculated in the same manner as the benefits of any other eligible employee. As of December 31, 1999, approximately 12,150 employees were participating in the PW Pension Plan. Upon retirement, an employee is entitled to receive retirement income equal to the sum of his benefits for service prior to January 1, 1987 and benefits for each year thereafter. The maximum amount of earnings of an employee taken into account under the PW Pension Plan's current formula for computing benefits for plan years beginning on or after January 1, 1998 is $150,000 and the maximum annual pension benefit which may be accrued for calendar year 1999 is $1,875.

     Effective as of December 31, 1998, the Company amended the PW Pension Plan to cease future accruals under the plan for all participants, except for a limited number of grandfathered participants who had attained a specified age and service critera as of that date. Grandfathered participants could elect to continue to participate in the PW Pension Plan in lieu of eligibility for contributions under a new tax-qualified profit-sharing plan. Of the named executive officers, only two were eligible and elected to receive additional accruals in the PW Pension Plan after 1998. The years of credited service for purposes of determining benefits under the PW Pension Plan as of December 31, 1998 for the named executive officers were: Messrs. Marron (22.6 years), Grano (10.8 years), Sutton (12.3 years), Baum (3.9 years) and Ms. Dolan (5.2 years). For each of the named executive officers the estimated annual benefits payable on retirement at age 65, taking into account actual pension benefits accrued to December 31, 1998 (and for Messrs. Marron and Grano and Ms. Dolan projecting future benefits to retirement at the current maximum additional annual benefit for 1999 of $1,875), are as follows: Messrs. Marron ($113,730), Grano ($45,725),
Sutton ($18,015), Baum ($7,500) and Ms. Dolan ($9,844).

     The Company also maintains a non-qualified Supplemental Employee's Retirement Plan ("SERP") for one executive officer who is not a named executive officer. If such officer retires at age 65 with 15 years of service, the SERP provides for an annual retirement benefit for life equal to 75% of the participant's highest annual rate of base salary (but not in excess of the annual rate of base salary in effect on December 31, 1998), subject to offsets for benefits paid under Social Security and certain retirement programs of the Company. SERP benefits become fully vested upon a Change in Control of PW.

                               PERFORMANCE GRAPH

     The following chart compares the Company's cumulative total return on stockholder investment over a 5-year period with that of (1) the S&P 500 Index,
(2) an index comprised of the common stocks of The Bear Stearns Companies Inc., Merrill Lynch & Co., Inc., Morgan Stanley Dean Witter & Co., Donaldson, Lufkin & Jenrette, Inc. and Lehman Brothers Holdings Inc. (the "Peer Group"). Total shareholder return for the Peer Group reflects Morgan Stanley Group, Inc. and Dean Witter, Discover & Co., Inc. returns individually through 5/30/97 and the combined entity thereafter. Also reflects Donald Lufkin & Jenrette, Inc. total shareholder return for the period beginning 10/25/95, the date on which the company became publicly traded. The returns of each company have been weighted according to their respective stock market capitalization at the beginning of each year for purposes of arriving at a peer group average. The Peer Group Index has been included in the Performance Graph below because it covers the five major publicly traded companies that the Compensation Committee reviewed and evaluated in making compensation determinations. The chart assumes $100 invested on December 31, 1994 and reinvestment of all dividends.
[COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN GRAPH]

                                                       PAINEWEBBER                 PEER GROUP                    S&P 500
                                                       -----------                 ----------                    -------
1994                                                     100.00                      100.00                      100.00
1995                                                     136.70                      143.00                      137.60
1996                                                     196.40                      212.40                      169.20
1997                                                     367.70                      381.80                      225.60
1998                                                     415.60                      402.30                      290.10
1999                                                     422.20                      681.50                      351.10

OTHER BENEFIT PLANS AND AGREEMENTS

     During 1987 and 1996, PW entered into employment agreements with Mr. Marron and Mr. Grano, respectively, having a three-year term (the "Term of the Agreement") which will commence on that date (the "Operative Date"), if any, following a Change in Control (as defined) of PW, so designated by a majority of the Disinterested Directors (as defined). During the Term of the Agreement, each executive would continue to be employed in his present position receiving a salary not less than that being paid to him on the Operative Date and an annual bonus not less than the average of the bonuses received by him during the three years preceding the Operative Date and being entitled to participate in all compensation and benefit plans of the Company. In the event of the termination of such executive's services during the Term of the Agreement either without Cause (as defined) or because of a Constructive Termination (as defined), he would be entitled to a lump-sum payment equal to the present value of (i) his base salary until the end of the Term of the Agreement, (ii) a bonus for the year of such termination and each subsequent year until the end of the Term of the Agreement, at an annualized rate equal to the average of the bonuses awarded to him with respect to the three years preceding the year of termination and
(iii) any deferred or unpaid bonus. The agreement with Mr. Marron also provides that, if his employment is terminated without Cause or because of a Constructive Termination, PW will for ten years continue to provide him with comparable office space, an executive assistant and medical and disability coverage.

     Grants of options, restricted stock and cash awards under the stock award plans of PW provide that, unless the Compensation Committee waives the occurrence of a Change in Control (as defined in the applicable award agreements) as a vesting event, awards granted under the plans will be immediately vested upon the occurrence of the Change in Control of the Company.

     Upon a Change in Control (as defined in the SERP), each participant shall become fully vested, without reduction, in his or her SERP benefits. If a participant's employment is terminated other than for Cause (as defined in the SERP) within a 2-year period following the date of the Change in Control, the participant's SERP benefit will be payable to him within 5-days following the date of such termination of employment. The Change in Control provision also places certain limitations on the Company's ability to change trustees following a Change in Control.

CERTAIN TRANSACTIONS AND ARRANGEMENTS

     Investment Partnerships. PW Partners 1993, L.P. is a limited partnership established in 1993 to provide key employees of the Company the opportunity to invest in certain high-risk investment opportunities in funds and other investment vehicles sponsored by certain of the Company's clients and potential clients offering a potential for long-term capital appreciation. Each of the named executive officers is a limited partner in the partnership. The general partner, a wholly-owned subsidiary of the Company, made a capital contribution to the partnership of $84,848 and the employee limited partners contributed an aggregate of $8,400,000. In February 1996, an independent third-party lender made a 4-year unsecured loan to the partnership in the amount of $25.5 million. The Company had agreed to purchase the loan from this lender under certain specified circumstances. On January 8, 1999 the entire amount of the loan was repaid and the Company's obligation to purchase the loan was therefore terminated.

     PW Partners 1995, L.P. is a limited partnership established in 1995 to provide key employees of the Company the opportunity to invest in certain high-risk investment opportunities in funds and other investment vehicles sponsored by certain of the Company's clients and potential clients offering a potential for long-term capital appreciation. Each of the named executive officers is a limited partner in the partnership. The general partner, a wholly owned subsidiary of the Company, made a capital contribution to the partnership of $70,202 and the employee limited partners contributed an aggregate of $6,950,000. In February 1996, an independent third-party lender entered into a revolving credit agreement with the partnership whereby it committed to make a four year unsecured loan to the partnership in an aggregate amount of not more than $35.1 million. The Company had agreed to purchase the loan from this lender, under certain specified circumstances. On September 15, 1999 the partnership repaid the entire outstanding principal amount of this loan ($6,000,000) plus interest.

     PW Partners 1997 L.P. (the "1997 LP") is a limited partnership in which 96 key employees (including the named executive officers) were participants. Interests in the partnership do not vest for three years from the date of formation of the partnership. The purpose of the partnership is to permit these individuals collectively to invest in certain investment opportunities offering a potential for long-term capital appreciation. The general partner, a wholly-owned subsidiary of the Company, has committed to make capital contributions over time to the partnership of up to approximately $75,000,000 and the limited partners have committed to contribute up to approximately $15,000,000 in the aggregate. The general partner receives a preferred rate of return on its capital contributions. Before the limited partners may receive any distributions, the general partner must receive distributions totaling its aggregate capital contributions plus its preferred rate of return. To the extent that the partnership's profits exceed the amount required to satisfy the general partners' distribution obligation, 90% of such profits will be divided among the limited partners and 10% will be allocated to the general partner.

     Other Transactions. During 1999, certain executive officers of PW maintained margin accounts with PWI in the ordinary course of business. The margin indebtedness of such officers is on substantially the same terms, including interest rates and collateral, as those prevailing for clients, and does not present more than a normal risk of non-collectability.

     During 1999, PW and certain of its subsidiaries have engaged in transactions in the ordinary course of business with The Yasuda Mutual Life Insurance Company, General Electric Company and certain of their respective affiliates, which are beneficial owners of more than 5% of the outstanding shares of PW Common Stock; such transactions were on substantially the same terms as those prevailing at the time for comparable transactions with others.

     In November 1987, at the same time as Yasuda's initial investment in the Company's preferred stock, PW and Yasuda entered into a Joint Venture Agreement. Pursuant to this agreement, PW and Yasuda have established a corporation in England to focus on such areas as asset management, investment advisory services and financial consulting. In December 1998, PW and Yasuda entered into a Joint Venture Agreement. Pursuant to this agreement, PW and Yasuda have established an entity in Japan that will develop, sponsor, market and manage mutual funds and other asset management business.

     Pursuant to a consulting agreement entered into between Mr. Bewkes, a director of PW, and PWI, Mr. Bewkes agreed to perform consulting and advisory services for PWI as of May 1, 1999 for a fee of $20,000 per month. The consulting agreement is terminable at will by either party upon thirty-days prior notice. PWI paid $40,000 in cash to Mr. Bewkes for the months of May and June, 1999. Pursuant to the PW 1999 Non-Qualified Deferred Compensation Plan for Consultants, Mr. Bewkes entered into a deferral election agreement which provides for the deferral of 100% of his remaining consulting fees payable under the agreement. The deferred consulting fees have been maintained in a hypothetical account and are expressed as equivalent PW Common Stock units. The deferred amount will be paid in PW Common Stock in installments over a ten-year period following Mr. Bewkes termination of service as a director of PW.

     Messrs. Sekiguchi and Kiyono are directors of 181 West Madison Ltd. ("181 Ltd."), a wholly-owned subsidiary of Yasuda. PWI became a lessee of a certain property in Chicago, effective December 1, 1990, that is partially and indirectly owned by 181 Ltd. During the fiscal year 1999, PWI paid $3,280,000 as rents for such property, which exceeded 5% of 181 Ltd.'s consolidated gross revenues and, during the fiscal year 2000, will pay approximately the same amount in rents subject to certain adjustments. The terms of the lease agreement are substantially the same as those prevailing at the time for comparable transactions with unrelated parties.

     A subsidiary of the Company has committed to invest up to $50,000,000 in an investment limited partnership formed to make mezzanine investments in which E. Garrett Bewkes III, the son of E. Garrett Bewkes, Jr., a Director of the Company, is one of the two Managing Members of the general partner and the advisor to the partnership. The general partner has committed to invest up to $5,000,000 in the limited partnership which has total commitments of approximately $410,000,000. This Company subsidiary also owns a 12% interest in the general partner and has made a loan to the advisor with a maturity of 5 years. In January 2000, $250,000 principal amount of this loan was repaid and the remaining loan amount is $1,000,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the year ended December 31, 1999, the Company's Compensation Committee was composed of Messrs. Doyle, Braun, Loeffler & Torell.

                 II. APPROVAL OF THE AMENDMENT TO PW'S RESTATED
                          CERTIFICATE OF INCORPORATION

     Subject to the receipt of stockholder approval, the Company intends to amend Article IV of the Restated Certificate of Incorporation of the Company ("Amendment") to authorize a new class of non-voting common stock to be designated "Non-Voting Common Stock," consisting of 150,000,000 shares having a par value of $1.00 per share and having no voting rights except on certain limited matters as set forth below ("Non-Voting Common Stock"). The Non-Voting Common Stock will be issued upon the occurrence of certain conditions described below and will have dividend and distribution rights and rights on dissolution of the Company that are identical to those of PW's Common Stock except that dividends on shares of Non-Voting Common Stock payable in common stock will be payable in shares of Non-Voting Common Stock rather than PW Common Stock.

     The Board of Directors has adopted a resolution setting forth the Amendment, declaring its advisability and directing that the Amendment be considered at the Annual Meeting. Before voting on the proposal to approve the Amendment, stockholders are urged to read carefully the following section of this Proxy Statement, which describes the Amendment and its purpose.

     Subject to the receipt of stockholder approval of the Amendment and the finalization of certain agreements with General Electric Company, the Board of Directors intends to prepare and file a Certificate of Amendment of Restated Certificate of Incorporation of the Company, which will become effective immediately upon acceptance of the filing with the Secretary of State of Delaware. The full text of the proposed Amendment to Article IV of the Restated Certificate of Incorporation of the Company is set forth as Exhibit A to this Proxy Statement and is incorporated herein by reference. The following summary should be read in conjunction with, and is qualified in its entirety by reference to, Exhibit A.

                           REASONS FOR THE AMENDMENT

     The Company has filed an application with the Office of Thrift Supervision ("OTS") to establish a de novo federal savings bank in order to be able to offer trust services to its customers nationwide. Upon the formation of the federal savings bank, the Company would become a savings and loan holding company. General Electric Company ("GE"), which currently holds approximately 21.7% of the outstanding PW Voting Common Stock through General Electric Capital Corporation ("GECC")and GECS Holdings, Inc. ("Holdings" and, together with GECC and GE, "GE"), also has filed an application with the OTS to convert GE Capital Consumer Card Co., an Ohio-chartered bank ("GE Bank"), to a federal savings bank. Upon the conversion of GE Bank to a federal savings bank, GE and any subsidiary companies that directly or indirectly control the savings bank would also become savings and loan holding companies.

     Applicable federal law prohibits a savings and loan holding company from retaining more than 5 percent of the voting stock of an unaffiliated savings and loan holding company or federal savings bank. Thus, if the applications of both the Company and GE were approved and each company became a savings and loan holding company by acquiring a federal savings bank, under current federal law GE would not be able to retain more than 5 percent of PW's Common Stock.

     Legislation has been introduced in both the United States House of Representatives and the Senate and has passed the Senate Committee on Banking, Housing and Urban Affairs that would allow the OTS to permit a savings and loan holding company to retain a passive investment in another savings and loan holding company of more than 5 percent of such company's voting common stock. If such legislation were enacted into law as proposed and both GE and the Company were to become savings and loan holding companies, it may be possible for GE to obtain OTS approval to retain its entire investment in the Company without change. However, the timing and terms of such legislative action are uncertain and the Company cannot predict whether or when this exception would become available.

     In order to resolve this issue in a timely manner consistent with applicable law, the Company intends, subject to receipt of stockholder approval, to exchange the shares of PW Common Stock owned by GE in excess of 5.0 percent of the total outstanding PW Common Stock for shares of Non-Voting Common Stock on a one-to-one basis in a tax-free exchange. If all of the shares of PW Common Stock GE owned in excess of 5.0 percent of the total outstanding shares of PW Common Stock as of March 9, 2000 were exchanged into shares of Non-Voting Common Stock on a one-to-one basis, the Company would issue 24,249,640 shares of Non-Voting Common Stock.

     The Company, GE, GECC and GECS are subject to an Amended and Restated Stockholders Agreement, dated August 6, 1997, as amended ("Stockholders Agreement"), which, among other things, sets forth the circumstances under which GE can vote or dispose of the PW Common Stock that it holds. The Stockholders Agreement will be further amended and restated to accommodate this transaction.

                   DESCRIPTION OF THE NON-VOTING COMMON STOCK

     The powers, preferences, rights, qualifications, limitations and restrictions of the proposed Non-Voting Common Stock are set forth in full in the Amendment, as set forth in Exhibit A hereto. Except as described below the PW Common Stock and the Non-Voting Common Stock shall generally have the same voting powers, preferences, rights and qualifications, limitations and restrictions thereof, and shall rank equally, share ratably and be identical in all respects as to all matters.

VOTING RIGHTS

     The Non-Voting Common Stock will not entitle the holder thereof to any voting rights except (a) as required by law, (b) a class-vote in connection with a change in the number of authorized shares of Non-Voting Common Stock, (c) in connection with certain amendments of the voting powers, preferences, rights, qualifications, limitations or restrictions of the Non-Voting Common Stock that adversely affects the holders of the Non-Voting Common Stock or (d) the right to vote together with the holders of PW Common Stock as a single class, if the OTS approves such vote in connection with a Rule 13 e-3 (going private) transaction (as defined in Rule 13e-3 (a)(3) under the Securities Exchange Act of 1934), that is presented to the holders of PW Common Stock for approval and that is not approved by a majority of disinterested directors of PW. The Non-Voting Common Stock is, however, convertible into PW Common Stock under certain circumstances described below.

DIVIDENDS, COMBINATIONS, SUBDIVISIONS AND MERGERS

     All dividends and distributions paid or made to holders of PW Common Stock and Non-Voting Common Stock will be paid or made in equal amounts, share for share, to the holders of PW Common Stock and Non-Voting Common Stock as if a single class, except that, although dividends in shares of common stock shall be made at the same rate per share, dividends in shares of common stock to holders of PW Common Stock will be made in PW Common Stock and dividends in shares of common stock to holders of Non-Voting Common Stock will be made in Non-Voting Common Stock.

     If the Company shall in any manner split, subdivide, or combine the outstanding shares of PW Common Stock or Non-Voting Common Stock, the outstanding shares of the other such class of stock shall likewise be split, subdivided, or combined in the same manner proportionately and on the same basis per share.

     In the event of any merger or consolidation of the Company with or into any other entity (whether or not the Company is the surviving entity), the holders of Non-Voting Common Stock will be entitled to receive the same per share consideration, if any, as the holders of PW Common Stock without requiring the conversion of such Non-Voting Common Stock immediately prior thereto.

LIQUIDATION

     In the event of any liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to stockholders will be distributed in equal amount per share to the holders of the PW Common Stock and the holders of the Non-Voting Common Stock as if such classes constituted a single class.

CONVERSION OF NON-VOTING COMMON STOCK

     Except as described below, Non-Voting Common Stock will not be convertible or exchangeable into PW Common Stock or any other security of the Company and PW Common Stock will not be convertible into Non-Voting Common Stock.

     The relevant shares of Non-Voting Common Stock will automatically convert into shares of PW Common Stock on a share-for-share basis upon the occurrence of any of the following events: (a) any sale, transfer or disposition by GE or any of its affiliates of any shares of Non-Voting Common Stock to any transferee that is not GE or any affiliate of GE in accordance with the provisions of the Stockholders Agreement; (b) a change in law or in the interpretation thereof by the OTS permitting a savings and loan holding company to hold more than 5.0 percent of the voting stock of an unaffiliated savings and loan holding company;
(c) a deregistration by GE as a savings and loan holding company pursuant to OTS regulations or the Company ceasing to control a savings association (or a determination by GE or the Company not to obtain a savings association charter and withdrawal of its charter application).

     GE may at any time in its sole discretion elect to convert any or all shares of Non-Voting Common Stock into shares of PW Common Stock on a share-for-share basis so long as, following such conversion, the number of shares of PW Common Stock beneficially owned by GE does not exceed 5.0 percent of the outstanding PW Common Stock.

CONVERSION OF PW COMMON STOCK

     If at any time the aggregate number of shares of PW Common Stock beneficially owned by GE would exceed 5.0 percent of the outstanding shares of PW Common Stock for any reason (including non-pro rata repurchases of PW Common Stock by the Company), any of GE's shares of PW Common Stock exceeding such 5.0 percent shall immediately and automatically convert into shares of Non-Voting Common Stock on a share-for-share basis.

                            STOCKHOLDER INFORMATION

     If the Non-Voting Common Stock is issued, the Company will deliver to the holders of the Non-Voting Common Stock the same proxy statements, annual reports, and other information and reports that it delivers to the holders of the PW Common Stock.

                              BOARD RECOMMENDATION

     The Board of Directors believes that the Amendment will be in the best interests of the stockholders and accordingly, recommends a vote FOR the Amendment on Item II of the proxy.

                                 VOTE REQUIRED

     Approval of the Amendment requires the affirmative vote of the holders of a majority of the outstanding PW Common Stock. Accordingly, abstentions and broker non-votes will have the effect of a vote against the Amendment.

                   III. SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected the accounting firm of Ernst & Young to examine PW's accounts for the 2000 fiscal year. Ernst & Young or one of its predecessor firms have been the independent public accountants of PW and predecessor entities since 1943. The submission of the selection of Ernst & Young to the stockholders of PW is not required. The Board of Directors is, nevertheless, submitting it to the stockholders to ascertain their views. If the selection is not ratified at the Annual Meeting, the Board of Directors intends to reconsider its selection of independent public accountants.

     It is expected that a representative of Ernst & Young will attend the Annual Meeting. He or she will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate stockholder questions.

     The Board of Directors unanimously recommends a vote FOR ratification of the selection of Ernst & Young as PW's independent public accountants.

                               IV. OTHER MATTERS

     As of the date of this Proxy Statement, the Company does not intend to present and has not been informed that any other person intends to present any matter for action not specified herein. If any other matters properly come before the Annual Meeting, it is intended that the holders of proxies will vote in respect thereof in accordance with their best judgment.

     Proposals of stockholders intended for inclusion in the proxy material pursuant to Exchange Act Rule 14a-8 to be distributed by the Company in connection with the Company's 2001 Annual Meeting must be received by the office of the Secretary of the Company no later than November 26, 2000.

     In addition, pursuant to the Company's By-Laws, for business to be properly brought before the 2001 Annual Meeting of Stockholders of the Company, (other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 described above) stockholders must give notice thereof to the office of the Secretary of Paine Webber Group Inc., 1285 Avenue of the Americas, New York, New York 10019, no later than 90 days in advance of the date of the meeting.

                                                              Theodore A. Levine
                                                                 Secretary

                                                                       EXHIBIT A

          PROPOSED AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

                           OF PAINE WEBBER GROUP INC.


     Article IV is amended by deleting each of Section 1, Section 2(h) and
Section 2(i) in its entirety and inserting in lieu thereof three new paragraphs to read as set forth below:

          "SECTION 1. Shares, Classes and Series Authorized. The total number of shares of capital stock which the Corporation shall have the authority to issue is 20,000,000 shares of series preferred stock, par value $20.00 per share ("Series Preferred Stock"), and 550,000,000 shares of common stock, par value $1.00 per share, of which 400,000,000 shares shall be a class designated "Common Stock" and 150,000,000 shares shall be a class designated "Non-Voting Common Stock." Such Series Preferred Stock, Common Stock and Non-Voting Common Stock are sometimes collectively called "capital stock."

          "(h) Common Stock and Non-Voting Common Stock. Except as set forth in this Article IV, the Common Stock and the Non-Voting Common Stock shall have the same voting powers, preferences and rights, and qualifications, limitations and restrictions thereof, and shall rank equally, share ratably and shall each have the right to be treated identically and as a single class in respect of all matters, including, without limitation, in respect of the declaration and payment of any dividend, the making of any distribution in connection with the dissolution and winding up of the Corporation, any reclassification or exchange of the capital stock of the Corporation, or any merger or consolidation.

          (i) Dividends, Combinations, Subdivisions and Mergers.

          (a) Subject to any preferential or other rights granted to the holders of any series of Series Preferred Stock, holders of Common Stock and Non-Voting Common Stock shall be entitled to receive such dividends and distributions, payable in property, cash or otherwise, as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor, provided that all such dividends and distributions shall be paid or made in equal amounts, share for share, to the holders of Common Stock and Non-Voting Common Stock as if a single class, except that in the event that any dividend shall be declared in shares of Common Stock or Non-Voting Common Stock, such dividends shall be declared at the same rate per share on Common Stock and Non-Voting Common Stock, but the dividend payable on shares of Common Stock shall be payable in shares of Common Stock, and the dividend payable on shares of Non-Voting Common Stock shall be payable in shares of Non-Voting Common Stock.

          (b) If the Corporation shall in any manner split, subdivide or combine the outstanding shares of Common Stock or Non-Voting Common Stock, the outstanding shares of the other such class of stock shall likewise be split, subdivided or combined in the same manner proportionately and on the same basis per share.

          (c) In the event of any merger or consolidation of the Corporation with or into any other entity (whether or not the Corporation is the surviving entity), the holders of Non-Voting Common Stock shall be entitled to receive the same per share consideration, if any, as the holders of Common Stock without requiring the conversion of such Non-Voting Common Stock immediately prior thereto.

          (ii) Rights on Liquidation. Subject to any preferential or other rights granted to the holders of any series of Series Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets of the Corporation available for distribution to stockholders shall be distributed in equal amounts per share to the holders of the Common Stock and the holders of the Non-Voting Common Stock, as if such classes constituted a single class. For purposes of this paragraph, a consolidation or merger of the Corporation with any other corporation, or the sale, transfer or lease by the Corporation of all or substantially all of its assets, shall not constitute or be deemed a liquidation, dissolution or winding up of the Corporation.

          (iii) Voting. Subject to the voting rights, if any, granted to the holders of any series of Series Preferred Stock, and except as otherwise required by law or as provided herein, the Common Stock shall have the exclusive right to vote for the election of directors and for all other matters upon which stockholders have a right to vote and each holder of Common Stock shall be entitled to one vote for each share of Common Stock held; provided, however, that, except as otherwise required by law, the holders of Common Stock, as such, shall not be entitled to vote on any amendment, alteration or repeal of the Corporation's Restated Certificate of Incorporation as amended, that relates solely to any of the voting powers, preferences or rights, or the qualifications, limitations or restrictions thereof, of the Non-Voting Common Stock if the holders of the Non-Voting Common Stock are entitled, voting separately as a class, to vote thereon pursuant to the Corporation's Restated Certificate of Incorporation, as amended, or pursuant to the Delaware General Corporation Law. The holders of the Non-Voting Common Stock shall have no voting rights on any matter except: (A) as required by law; (B) the number of authorized shares of Non-Voting Common Stock shall not be changed without the affirmative vote of the holders of a majority of the outstanding shares of Non-Voting Common Stock, voting as a single class; (C) none of the voting powers, preferences or rights, or the qualifications, limitations or restrictions thereof, of the Non-Voting Common Stock shall be amended, altered or repealed (whether by amendment effected pursuant to Section 242 or Section 245 of the General Corporation Law of the State of Delaware, or any successor provisions, or by merger, consolidation or otherwise) so as to adversely affect the holders of the Non-Voting Common Stock without the affirmative vote of the holders of the Non-Voting Common Stock, voting as a single class, provided, however, that the separate class vote referred to in clause (C) above shall not be required in connection with an amendment, alteration or repeal effected by a merger or consolidation in which the holders of Non-Voting Common Stock receive the same per share consideration, if any, as the holders of Common Stock; and (D) in the event that the holders of Non-Voting Common Stock are granted approval by the Office of Thrift Supervision or any successor agency ("OTS") to vote with respect to a "Rule 13e-3 transaction" (as defined in Rule 13e-3(a)(3) under the Securities Exchange Act of 1934 as in effect on the date hereof) that is presented to the holders of the Common Stock for approval and is not approved by a majority of the disinterested directors of the Board of Directors of the Corporation, the holders of the Non-Voting Common Stock shall be entitled to vote together with the holders of the Common Stock as a single class on the approval of such transaction.

          (iv) Conversion of Common Stock and Non-Voting Common Stock.

          (a) Automatic Conversion of Non-Voting Common Stock to Common
     Stock.  Subject to the terms of this subparagraph (iv)(a) and subparagraph
     (iv)(c) below, the relevant shares of Non-Voting Common Stock shall, without any further act or deed on the part of the Corporation or any other person, automatically convert into shares of fully paid and non-assessable Common Stock on a share-for-share basis upon the occurrence of any of the following events: (i) at any time and from time to time, in whole or in part, upon any sale, transfer or other disposition by General Electric Capital Corporation or GECS Holdings, Inc. or any of their Affiliates (as such term is defined in the Amended and Restated Stockholders Agreement, dated [date of execution], among the Corporation, General Electric Company, General Electric Capital Corporation, and GECS Holdings, Inc., as amended (the "Stockholders Agreement")) that have acquired shares of Non-Voting Common Stock in accordance with the provisions of the Stockholders Agreement (General Electric Company, General Electric Capital Corporation, GECS Holdings, Inc. and all such Affiliates, collectively, "GE") of shares of Non-Voting Common Stock to any transferee that is not GE in accordance with the provisions of the Stockholders Agreement; (ii) at any time and from time to time, in whole, but not in part, upon (A) any amendment to
     Section 10(e)(i)(a)(iii) of the Home Owners Loan Act, or any successor statute ("HOLA"),or interpretation thereof by the OTS such that GE is no longer subject to the Ownership Limit (as defined herein) and (B) receipt of an opinion from counsel to GE in form and substance reasonably acceptable to the Corporation that GE is no longer subject to the Ownership Limit under then-applicable law; or (iii) at any time, in whole, but not in part, upon either GE deregistering as a Savings and Loan Holding Company pursuant to Regulations of the OTS or the Corporation ceasing to control a savings association (or a determination by either entity not to obtain a savings association charter and withdrawal of its charter application). Conversion of such shares of Non-Voting Common Stock pursuant hereto shall be effective immediately prior to the close of business on the date of satisfaction of the condition set forth in subparagraph (iv)(c) below, if applicable, and, in the case of automatic conversion pursuant to clause (iv)(a)(i) above, upon satisfaction of the conditions to any such transfer in the Stockholders Agreement or, in the case of automatic conversion pursuant to clause (iv)(a)(ii) above, upon the effectiveness of such deregistration, cessation of control or withdrawal. At such time, all rights of the holder of such shares of Non-Voting Common Stock as such shall cease and the person or persons in whose name or names a certificate or certificates are to be issued representing the shares of Common Stock into which such shares of Non-Voting Common Stock have been converted shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such time without regard to the time and date the certificate or certificates representing such shares is or are issued; provided, however, that any such conversion on any date when the stock transfer books of the Corporation shall be closed shall constitute the person or persons in whose name or names the certificate or certificates representing shares of Common Stock are to be issued as the record holder or holders thereof for all purposes immediately prior to the opening of business on the next succeeding day on which such stock transfer books are open.

          (b) Optional Conversion of Non-Voting Common Stock to Common
     Stock. Subject to subparagraph (iv)(c) below, GE may, at any time and from time to time, in its sole discretion, elect to convert any or all shares of Non-Voting Common Stock into shares of Common Stock on a share-for-share basis; provided, however, that GE may convert shares of Non-Voting Common Stock only to the extent that following such conversion the number of shares of Common Stock beneficially owned (as defined in Rule 13d-3 under the Securities and Exchange Act of 1934, as amended) by GE does not exceed the Ownership Limit as then in effect. GE shall give written notice to the Corporation at the principal executive office of the Corporation (or such other place as the Corporation may designate by notice to GE) that such holder elects to convert some or all of its shares of Non-Voting Common Stock pursuant to this subparagraph (iv)(b) and shall surrender the certificate or certificates for such shares at such office during regular business hours duly endorsed to the Corporation or in blank, or accompanied by instruments of transfer to the Corporation or in blank, or in form satisfactory to the Corporation. Conversion of such shares of Non-Voting Common Stock shall be effective as of the close of business on the date that the certificate or certificates for the shares of Non-Voting Common Stock to be converted and the written notice prescribed in this subparagraph (iv)(b) are received by the Corporation without regard to the time and date the certificate or certificates representing such shares is or are issued.

          For purposes of this subparagraph (iv) of Section 2(h) of Article IV, "Ownership Limit" shall mean 5.0% of the number of issued and outstanding shares of Common Stock or such Ownership Limit as imposed on a Savings and Loan Holding Company and affiliates thereof by Section 10(e)(i)(a)(iii) of the HOLA. In the event that the Ownership Limit is increased or decreased as a percentage under the HOLA, then each and every reference to Ownership Limit herein shall mean such greater or lesser percentage of the number of issued and outstanding shares of Common Stock.

        (c) Notwithstanding the foregoing, all conversion rights granted pursuant to subparagraphs (iv)(a) and (b) above are subject to and conditioned upon the expiration or early termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

          (d) Automatic Conversion from Common Stock to Non-Voting Common
     Stock. If at any time the aggregate number of shares of Common Stock beneficially owned by GE would exceed the Ownership Limit as in effect at such time for any reason (including, without limitation, non-pro rata repurchases of Common Stock by the Corporation) (the "Excess Shares"), the Excess Shares shall immediately and automatically, without any action on the part of the Corporation or any other person, convert into shares of fully paid and non-assessable Non-Voting Common Stock on a share-for-share basis. If the Corporation has actual knowledge that an automatic conversion has occurred, then promptly following any such automatic conversion the Corporation shall give written notice thereof to GE at GE's principal executive office (or such other place as GE may designate by notice to the Corporation). If GE has actual knowledge that an automatic conversion has occurred, then promptly following any such automatic conversion GE shall give written notice thereof to the Corporation at the Corporation's principal executive office (or such other place as the Corporation may designate by notice to GE). Promptly following any such notice, GE shall surrender the certificate or certificates for such shares at the principal executive office of the Corporation (or such other place as the Corporation may designate by notice to GE) during regular business hours, duly endorsed to the Corporation or in blank, or accompanied by instruments of transfer to the Corporation or in blank, or in form satisfactory to the Corporation. Failure to deliver, or delay in the delivery of, the notice referred to in this subparagraph
     (iv)(d) shall not cause a delay in the effectiveness of the automatic conversion referred to herein.

          (e) As promptly as practical after the conversion of shares of Non-Voting Common Stock in the manner provided in subparagraphs (iv)(a) and
     (b) above or the conversion of Common Stock in the manner provided in subparagraph (iv)(d) above, the Corporation will deliver or cause to be delivered by the transfer agent of the Corporation, a certificate or certificates representing the number of full shares of Common Stock or Non-Voting Common Stock, as the case may be, issuable upon such conversion, issued in such name or names as such holder may direct, and bearing such legends, if any, as shall be required by the terms of the Share Exchange Agreement, dated [date of execution], 2000, among the Corporation, General Electric Company, GECS Holdings, Inc., and General Electric Capital Corporation and by the terms of the Stockholders Agreement.

          (f) No adjustments in respect of dividends shall be made upon the conversion of any share of Common Stock or Non-Voting Common Stock, as the case may be; provided, however, that if shares of Common Stock or Non-Voting Common Stock shall be converted after the record date for a dividend or distribution on shares of Common Stock and Non-Voting Common Stock and prior to the payment date of such dividend or distribution, the registered holder of such shares at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such shares on the payment date of such dividend or other distribution notwithstanding the conversion thereof.

          (g) The Corporation covenants that it will at all times reserve and keep available, solely for the purpose of issuance upon conversion of the outstanding shares of Non-Voting Common, such number of shares of Common Stock as shall be issuable upon the conversion of all such outstanding shares, provided, that, with the prior consent of GE, the Corporation may satisfy its obligations in respect of the conversion of the outstanding shares of Non-Voting Common Stock by delivery of purchased shares of Common Stock which are held in the treasury of the Corporation. The Corporation covenants that if any shares of Common Stock required to be reserved for purposes of conversion hereunder require registration or approval with any governmental authority under any federal or state law before such shares of Common Stock may be issued upon conversion, the Corporation shall cause such shares to be duly registered or approved, as the case may be.

          (h) The Corporation covenants that it will at all times reserve and keep available, solely for the purpose of issuance upon conversion of the outstanding shares of Common Stock, such number of shares of Non-Voting Common Stock as shall be issuable upon the conversion of all such outstanding shares; provided that, with the prior consent of GE, the Corporation may satisfy its obligations in respect of the conversion of the outstanding shares of Common Stock by delivery of purchased shares of Non-Voting Common Stock which are held in the treasury of the Corporation. The Corporation covenants that if any shares of Non-Voting Common Stock required to be reserved for purposes of conversion hereunder require registration or approval with any governmental authority under any federal or state law before such shares of Non-Voting Common Stock may be issued upon conversion, the Corporation shall cause such shares to be duly registered or approved, as the case may be."

          "(i) The Common Stock and the Non-Voting Common Stock are subject to all the powers, rights, privileges, preferences and priorities of the Series Preferred Stock as are stated and expressed herein and as shall be stated and expressed in any resolution or resolutions adopted by the Board of Directors pursuant to authority expressly granted to and vested in it by the provisions of this Section 2."

PROXY                       PAINE WEBBER GROUP INC.

                          1285 AVENUE OF THE AMERICAS

                            NEW YORK, NEW YORK 10019

             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 4, 2000


    The undersigned having received the accompanying Notice of Annual Meeting and Proxy Statement of Paine Webber Group Inc. ("PW") dated March 31, 2000, hereby appoints Donald B. Marron, Regina A. Dolan and Theodore A. Levine and each of them as proxies of the undersigned, with full power of substitution and with discretionary authority as to matters for which my choice is not specified, to vote as indicated on the reverse side hereof all the shares of PW common stock held of record by the undersigned on the books of PW on March 9, 2000 at the Annual Meeting of Stockholders of PW to be held May 4, 2000 or any adjournment thereof.


- INSTRUCTION: TO WITHHOLD THE PROXIES' AUTHORITY TO VOTE FOR ANY INDIVIDUAL DRAW A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW:


  E.G. Bewkes, Jr., Frank P. Doyle, Naoshi Kiyono, Edward Randall III, Ken-Ichi Sekiguchi


1. ELECTION OF DIRECTORS (nominees listed above)

  [ ] FOR All nominees listed (except as marked to the contrary)

  [ ] WITHHOLD AUTHORITY to vote for all nominees listed

2. Approval to amend Restated Certificate of Incorporation of PW to authorize new issue of Non-Voting Common Stock

  [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

3. Ratification of Ernst & Young LLP as PW's independent public accountants

  [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

    SHARES REPRESENTED BY PROXIES THAT ARE DATED, SIGNED AND RETURNED WILL BE VOTED "FOR" ITEMS 1, 2 AND 3 IN THE ABSENCE OF CONTRARY INSTRUCTIONS AND IN THE PROXIES' DISCRETION ON OTHER BUSINESS PROPERTY BEFORE THE MEETING.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ITEMS SET FORTH ON THE REVERSE SIDE HEREOF.

                                            Signature(s):
                                            ------------------------------------

                                            ------------------------------------

                                            Date:
                                            ------------------------------------

                                           Please sign exactly as name appears
                                           hereon. Joint owners should each
                                           sign. When signing as an attorney,
                                           executor, administrator, trustee or
                                           guardian, give full title as such. If
                                           a corporation or partnership, sign in
                                           full corporate or partnership name by
                                           an authorized officer or person.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
WEBBER
KEEP THIS PORTION FOR YOUR RECORDS
-------------------------------------------------------------------------------
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PAINE WEBBER GROUP INC.

If you plan to attend our meeting, please check this box. [ ]
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ITEMS SET FORTH BELOW.

     VOTE ON DIRECTORS
     1.  The nominees for Directors are:
         01) E.G. Bewkes, Jr.
         02) Frank P. Doyle,
         03) Naoshi Kiyono,
         04) Edward Randall, III
         05) Ken-ichi Sekiguchi

         For All [ ]    Withhold All [ ]    For All Except [ ]

         To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.

         -----------------------------------------

     VOTE ON PROPOSALS
     2. Approval to amend Restated Certificate of Incorporation of PW to authorize a new issue of Non-Voting Common Stock

         For [ ]    Against [ ]    Abstain [ ]

     3. Ratification of Ernst & Young LLP as PW's independent public accountants

         For [ ]    Against [ ]    Abstain [ ]

         Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation or partnership, sign in full corporate or partnership name by an authorized officer or person.


         [                                ]     [        ]

         Signature (PLEASE SIGN WITHIN BOX)     Date


         [                                ]     [        ]

         Signature (Joint Owners)               Date

                            PAINE WEBBER GROUP INC.
                          1285 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019

             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 4, 2000

     The undersigned having received the accompanying Notice of Annual Meeting and Proxy Statement of Paine Webber Group Inc. ("PW") dated March (,) 2000, hereby appoints Donald B. Marron, Regina A. Dolan and Theodore A. Levine and each of them as proxies of the undersigned, with full power of substitution and with discretionary authority as to matters for which my choice is not specified, to vote as indicated on the reverse side hereof all the shares of PW common stock held of record by the undersigned on the books of PW on March 9, 2000 at the Annual Meeting of Stockholders of PW to be held May 4, 2000 or any adjournment thereof.

   SHARES REPRESENTED BY PROXIES THAT ARE DATED, SIGNED AND RETURNED WILL BE VOTED "FOR" ITEMS 1,2 AND 3 IN THE ABSENCE OF CONTRARY INSTRUCTIONS AND IN
     THE PROXIES' DISCRETION ON OTHER BUSINESS PROPERLY BEFORE THE MEETING.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ITEMS SET FORTH ON
                           THE REVERSE SIDE HEREOF.